Exhibit 3.39

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FOREMOST EXHIBITS, INC.

We, the undersigned, Walter Fletcher as President and Warren A. Ambrose as Secretary of Foremost Exhibits, Inc. do hereby certify that on May 18, 1995, the Board of Directors of said corporation, by their unanimous written consent, adopted a resolution to amend the Restated Articles of Incorporation filed the 14th day of December, 1995, in their entirety as herein set forth:

ARTICLE I

The name of this Corporation is Foremost Exhibits, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a corporation may be organized under the general laws of the State of Nevada as now or hereafter in force.

ARTICLE III

(a) Registered Agent. The registered agent of the corporation who was previously Gary L. Hayes, Suite 870, 2300 West Sahara Avenue, Box 17, Las Vegas, Nevada 89102, shall hereinafter be Capitol Document Services, Inc., 400 West King Street, Suite 404, Carson City, Nevada 89703.

(b) Registered Office. The street address of the corporation in the State of Nevada shall be 400 West King Street, Suite 404, Carson City, Nevada 89703.

(c) Other Offices. The corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of the directors and stockholders held, outside the State of Nevada with the same effect as if conducted or held in the State of Nevada.

ARTICLE III

(a) The total number of shares which this corporation was previously authorized to issue was 2,500 shares of no par value Common Stock. The total number of shares of Common Stock that the corporation shall be authorized to issue shall be 2,500 shares of Common Stock with a par value of $0.001 per share.

(b) When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be nonassessable. The Articles shall not be amended in this particular.

ARTICLE IV

The name and street address of the corporation’s original incorporator is:

Name	Address
Walter Fletcher	2525 Ocean Park Boulevard Santa Monica, California 90405

ARTICLE V

The following individuals shall be the directors of the corporation to serve until their successors are duly elected and qualified:

Walter Fletcher

Warren A. Ambrose

H Verne Packer

The address of each of the above-named individuals is 2525 Ocean Park Boulevard, Santa Monica, California 90405.

ARTICLE VI

(a) Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or who is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

(b) The indemnification provided in this Article IV shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VII

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,000. The amendment and restatement to Articles of Incorporation set forth herein was unanimously approved by the corporation’s stockholders entitled to vote thereon an by the corporation’s directors on May 18, 1995.

/s/ Walter Fletcher
Walter Fletcher, President

/s/ Warren A. Ambrose
Warren A. Ambrose, Secretary

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On this 18 day of May, 1995, before me, Corinne L. Lloyd, a Notary Public, personally appeared WALTER FLETCHER, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Corinne L. Lloyd
Notary Public

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On this 18th day of May, 1995, before me, Corinne L. Lloyd, a Notary Public, personally appeared WARREN A. AMBROSE, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Corinne L. Lloyd
Notary Public